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                                                                    Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
EuroBancshares, Inc.:

We consent to the use of our report dated February 25, 2004, except as to note 30, which is dated July 15, 2004, included herein and to the reference to our independent registered public accounting firm under the heading "Experts" in the prospectus. Our report refers to the adoption of the provisions of Financial Accounting Standards Board's Interpretation No. 46R, Consolidation of Variable Interest Entities, as of December 31, 2003.

                                                                    /s/ KPMG LLP


San Juan, Puerto Rico
July 30, 2004